Exhibit 1.3

AMENDMENT TO UNDERWRITING AGREEMENT

This Amendment is made and entered into this 1st day of February, 2019 (the “Amendment”) by and between Network 1 Financial Securities, Inc. (“Network 1”) and Wah Fu Education Group Ltd. (the “Company”).

BACKGROUND

Network 1 and the Company entered into that certain underwriting agreement dated August 2, 2018 and amended on October 31, 2018 (the “Underwriting Agreement”). The parties to the Underwriting Agreement wish to amend certain provision of the Underwriting Agreement as set forth in this Amendment. Section 8.3 of the Underwriting Agreement provides that the Underwriting Agreement may not be modified or amended except in writing duly executed by the parties. This Amendment constitutes a written agreement signed by the necessary parties in order to effectuate the amendments to the Underwriting Agreement specified below.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, the parties hereto agree as follows:

Section 1.1 Amendment. The parties hereto agree that the Underwriting Agreement shall be amended as set forth in this Section 1.1.

Section 1.1.2 of the Underwriting Agreement is hereby amended and restated in its entirety as follows:

“Your appointment shall commence upon the date of the execution of this Agreement, and shall continue for a period until February 28, 2019 or three weeks after the SEC declares the post-effective amendment (disclosing the financial statements for the period ended September 30, 2018) effective, whichever occurs later, but in no event later than March 31, 2019 (the “Offering Period”), unless all of the Ordinary Shares have previously been subscribed for. The Offering will terminate and all amounts paid by applicants to purchase Ordinary Shares will be promptly returned to them without charge, deduction or interest as provided in the Prospectus and the Escrow Agreement (as hereinafter defined) (i) if subscriptions for at least $5,000,000 have not been received within the Offering Period, (ii) at any time by agreement of the Company and you or (iii) this Agreement shall be terminated as provided herein.” In the event the Minimum Offering has not been met by the end of the Offering Period, the Underwriter shall coordinate with the Company and the Escrow Agent to maintain the Escrow Account until another underwriter is engaged by the Company for the Offering.

Section 1.2 Entire Agreement. This Amendment along with the Underwriting Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, discussions and representations, oral or written, with respect to such matters, which the parties acknowledge have been merged into this Amendment.

Section 1.3 Effect. All other terms, conditions, and provisions of the Underwriting Agreement not in conflict with the Amendment, shall remain in full force and effect.

Section 1.4 Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the day and year first above written.

WAH FU EDUCATION GROUP LTD.		NETWORK 1 FINANCIAL SECURITIES, INC.

By:	/s/ David Yu	By:	/s/ Damon D. Testaverde
	Name: David Yu		Name: Damon D. Testaverde
	Title: Chairman		Title: Managing Director

[signature page to Amendment 2 of Underwriting Agreement between Network 1 and Wah Fu]